Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S–8 pertaining to the Chart Industries, Inc. 2004 Stock Option and Incentive Plan and the Chart Industries, Inc. 2004 Stock Option Plan for Outside Directors of our report dated March 24, 2004, with respect to the consolidated financial statements of Chart Industries, Inc. and subsidiaries included in its Annual Report on Form 10–K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP
/s/ Ernst & Young LLP

Cleveland, Ohio

November 5, 2004